Exhibit 10.1

CONSULTING AGREEMENT

In consideration and as a condition of Andrey Zarur, an individual having an address at 6 Briarwood Lane, Winchester, MA 01890 (the “Consultant”), providing consulting services to Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 141 Portland Street, Fifth Floor, Cambridge, MA 02139, the Consultant hereby agrees with the Company as follows:

1.Relationship.  During the period of Consultant’s relationship with the Company, Consultant shall devote reasonable time and efforts to the Company’s business, consistent with Consultant’s other business responsibilities.  Consultant’s efforts on behalf of the Company shall, accordingly, be on a part‑time basis. Consultant’s duties are described in Exhibit A hereto (the “Services”). Consultant represents that his service as a consultant to the Company and Consultant’s performance of the Services and all of the terms of this Agreement do not and will not violate any other legal obligation or any agreement to which Consultant is or shall become a party.

2.Compensation.

(a)The Company shall pay Consultant a consulting fee at the annual rate of $100,000, payable in equal monthly instalments in arrears. Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement, upon submission of appropriate supporting documentation.

(b)In addition, Company shall grant to Consultant on January 2, 2019, a nonqualified stock option under Company’s 2018 Omnibus Incentive Plan for the purchase of 10,000 shares of Company’s common stock at an exercise price per share equal to the fair market value of a share of such common stock on the date of grant, as calculated under such Plan.

3.Work-Made-for Hire.

(a)All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during Consultant’s consulting relationship relating directly to the business of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by Consultant (whether alone or in conjunction with any other person or employee), and all material created during Consultant’s consulting relationship that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes.  If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by Consultant to the Company and Consultant shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b)The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material.  If for any reason the rights in any Covered Material are registered, or applied to be registered, in Consultant’s name, Consultant shall assign in writing such application or registration to the Company and hereby authorizes and appoints the Company its agent for the purpose of recording such assignment.

(c)Whenever the Company shall so request, whether during or after Consultant’s consulting relationship, Consultant shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same.  The Company shall reimburse Consultant for all reasonable out-of-pocket costs, incurred by Consultant in rendering any such assistance requested by the Company pursuant to this Section.

4.Nondisclosure.  Consultant shall not at any time, whether during or after the termination of Consultant’s consulting relationship, regardless of the reason for such termination, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing.  For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including, without limitation, intellectual property of the Company, such as, but not limited to, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential Information does not include information that Consultant can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Consultant free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person.  Consultant shall keep confidential all matters entrusted to Consultant by or on behalf of the Company and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Consultant’s duties as a consultant to the Company, and Consultant shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

Nothing in this Agreement prohibits Consultant from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Consultant is not required to notify the Company that Consultant has made such reports or disclosures.

5.Term of Consulting Relationship.  The term of this Agreement shall be from January 1, 2019 to December 31, 2019. Notwithstanding the foregoing, Consultant may terminate Consultant’s consulting relationship at any time, for any or no reason, on at least ten (10) days’ prior notice, and the Company may terminate Consultant’s consulting relationship for “Cause” immediately upon notice.  For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

(i)Consultant has committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company;

(ii)Consultant has been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii)Consultant has engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises.

6.Independent Contractor.  Consultant is an independent contractor and not an employee of the Company.  Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement.  Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Consultant’s behalf.  Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.

7.Waiver; Amendments.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

8.Severability.  Consultant agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.   Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

9.Survival. Consultant’s obligations under Sections 3 and 4 of this Agreement shall survive the termination of Consultant’s consulting relationship regardless of the reason for or manner of such termination and shall be binding upon Consultant’s successors, heirs, executors, administrators and legal representatives.

10.Assignment.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  Consultant may not assign this Agreement.

11.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.  The laws of the Commonwealth of Massachusetts shall govern any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement).

12.Entire Agreement.  This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

IN WITNESS HEREOF, Consultant has executed this Agreement as of the date first written below.

/s/ Andrey Zarur
Andrey Zarur

Date: January 1, 2019

Accepted and agreed to as of the date set forth above:

Solid Biosciences Inc.
By:	/s/ Ilan Ganot
Ilan Ganot, CEO

EXHIBIT A

Description of Services

The role will entail the following responsibilities:  Work closely with the CEO in a number of key areas, which may include advice on strategic, financial, intellectual property, clinical and manufacturing issues.